PROMISSORY NOTE

$250,000 March 30, 2017

FOR VALUE RECEIVED, BIOGEN3D CORPORATION, a Delaware corporation ("Borrower"), hereby promises to pay to the order of Steven Morris Trust, a Trust (including any registered successors and assigns, "Holder"), at the place designated by Holder, the principal amount of $ 250,000, together with interest thereon, in lawful money of the United States of America, on the terms set forth in Section 1 hereof.

1. Payments of Interest and Principal; Issuance of Securities. Payments of principal plus interest on the outstanding principal amount of this Promissory Note (this "Note") outstanding from time to time shall be payable in accordance with the following:

(a) Principal. The outstanding principal amount of this Note, and all accrued and unpaid interest thereon, shall be due and payable by Borrower to Holder on the September 30, 2018 (or the first business day thereafter if such date is not a business day) unless the outstanding principal and accrued and unpaid interest are accelerated as provided elsewhere in this Note (the "Maturity Date"). Contemporaneously with the repayment in full of this Note, including all interest thereon pursuant to the terms hereof, Holder shall surrender this Note, duly endorsed, to Borrower. This Note is one of several substantially notes in substantially similar form (each a "Similar Note"). Upon the completion of any financing in which Borrower issues any securities with an aggregate issuance price of at least $600,000, a portion of the outstanding principal under all Similar Notes, plus all accrued and unpaid interest thereon shall be due and payable up to the maximum amount of such financing. Any repayment of principal or interest under the Similar Notes shall be pro rata on the aggregate amount of the outstanding principal under all Similar Notes.

(b) Interest. Interest on the outstanding principal amount of this Note shall be calculated on the basis of the actual number of days elapsed on the basis of a year of 365 days at a per annum rate equal to 6%. Interest on the outstanding principal amount of this Note shall be compounded on an annual basis. Notwithstanding the foregoing or anything to the contrary herein, upon the occurrence of any Event of Default (as defined in Section 2), and during the continuation thereof, until paid in full, interest on the outstanding principal amount of this Note shall be calculated on the basis of the actual number of days elapsed on the basis of a year of 365 days at a per annum rate equal to 9%.

(c) Issuance of Securities. Promptly following the delivery of this Note, Borrower shall issue and deliver to Holder, without cost to Holder,100,000 shares of Borrower's voting common stock, par value $_____ per share. Borrower and Holder agree to use their respective best efforts to cooperate with each other to accomplish the issuance of n0n-voting common stock as described above and to take such other actions as may be reasonably necessary to further the purposes and intent of this Note (including, without limitation, executing such other documentation as may be reasonably necessary for such purpose).

(d) Prepayment. This Note may be prepaid, in whole or in part, by Borrower at any

time or from time to time, without penalty or premium.

(e) Payments. All payments hereunder shall be applied first to accrued and unpaid interest with the remainder, if any, to be applied to the payment of the outstanding principal amount of this Note. All payments of principal, interest, fees and other amounts due hereunder shall be made by Borrower in lawful money of the United States of America, by wire transfer of immediately available funds or by any other method approved in advance by Holder to the account of Holder at the address of Holder set forth in Section 5 hereof or at such other place designated by Holder from time to time in writing to Borrower.

2. Events of Default. Each of the following events shall constitute an "Event of Default" for purposes of this Note:

(a) if Borrower fails to pay any portion of the accrued interest or outstanding principal amount of this Note at the Maturity Date; or

(b) if Borrower breaches any covenants set forth in this Note; or

(c) the institution by Borrower of proceedings to be adjudicated as bankrupt or insolvent, or the consent by Borrower to institution of bankruptcy or insolvency proceedings against it or the filing by Borrower of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by Borrower to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee, or other similar official of Borrower, or of any substantial part of Borrower's property, or the making by Borrower of an assignment for the benefit of creditors, or the taking of action by Borrower in furtherance of any such action; or

(d) if a court having jurisdiction shall enter a decree or order for relief in respect of Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the appointing of a receiver, liquidator, assignee, custodian, trustee or similar official of Borrower or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days.

(e) If any Event of Default shall have occurred and be continuing, for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise), the outstanding principal amount of, and the accrued interest on, this Note shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower.

3. No Waiver of Rights or Remedies. No extension of the time for the payment of this Note or any installment hereof shall operate to release, discharge, modify, change or affect the original liability under this Note, either in whole or in part, and Borrower agrees that this Note and any or all payments coming due hereunder may be extended from time to time in the sole discretion of Holder without in any way affecting or diminishing Borrower's liability hereunder.

No delay in the exercise of any right or remedy hereunder shall be deemed a waiver of such right or remedy, nor shall the exercise of any right or remedy be deemed an election of remedies or a waiver of any other right or remedy.

4. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Note shall be governed by and construed in accordance with the domestic substantive laws of the State of Illinois, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

HOLDER AND BORROWER HEREBY IRREVOCABLY SUBMIT THEMSELVES TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN COOK COUNTY, ILLINOIS, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS NOTE. HOLDER AND BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS NOTE IN THE STATE OR FEDERAL COURTS LOCATED IN COOK COUNTY, ILLINOIS, AND HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

HOLDER AND BORROWER HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER, OR REMEDY UNDER OR IN CONNECTION WITH THIS NOTE OR UNDER OR IN CONNECTION WITH ANY AMENDMENT, INSTRUMENT, DOCUMENT, OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS NOTE, AND AGREE THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE TERMS AND PROVISIONS OF THIS SECTION 4 CONSTITUTE A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS NOTE.

5. Notices. All notices and other communications given to any party hereto pursuant to this Agreement shall be in writing and shall be personally delivered or sent by an overnight express courier service, charges prepaid, addressed as follows:

If to Borrower:

BioGen3D Corporation
5237 Hilltop Road
Long Grove, Illinois 60047
Telephone No. (for verification purposes only): __________

Attention: Steven Morris

If to Holder: c/o Horwood Marcus & Berk
500 W. Madison St., Suite 3700
Chicago, IL 60661
Attention: Jeffrey Hechtman
Telephone No. (for verification purposes only): 312-606-3200

Any communication given in conformity with this Section 5, shall be effective upon the earlier of actual receipt or deemed delivery. Delivery shall be deemed to have occurred as follows: if personally delivered on the day so delivered, and if sent by overnight express courier service, the next business day following deposit therewith. Any party may at any time change its address for receiving communications pursuant to this Section 5 by giving notice of a new address in the manner provided herein.

6. Borrower's Waivers. Borrower, to the extent permitted by law, waives and agrees not to assert or take advantage of any of the following: (a) any defense based upon an election of remedies by Holder which may destroy or otherwise impair any subrogation or other rights of Borrower or any guarantor or endorser of this Note; (b) any duty on the part of Holder to disclose any facts or other data Holder may now or hereafter know; (c) acceptance or notice of acceptance of this Note by Borrower; (d) presentment and/or demand for payment of this Note or any indebtedness or obligations hereby promised; and (e) protest and notice of dishonor with respect to this Note or any indebtedness or performance of obligations arising hereunder.

7. Remedies. Upon an Event of Default under this Note, all outstanding principal and interest under this Note shall automatically and immediately become due and payable and Holder shall have all other rights and remedies provided at law and in equity.

8. Time of Essence. Time shall be of the essence as to each and every provision of this Note.

9. Costs and Expenses. Borrower agrees to pay Holder's costs and expenses for: (a) the exercise or enforcement of any of the rights of Holder under this Note; (b) any failure by Borrower to perform or observe any of the provisions of this Note; (c) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Holder, Borrower or any other person naming Holder as a party) in any way relating to this Note, or the transactions contemplated herein; (d) any action, investigation or review of Holder in connection with any of (a), (b) or (c) above; and (e) any attempt to enforce any rights of Holder against Borrower or any other person which may be obligated to Holder by virtue of this Note (collectively, "Holder Costs"). All Holder Costs shall be added to and become part of the outstanding principal amount of this Note and shall be collectible as such.

10. Assignment. The rights and obligations of Borrower and Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties. Borrower expressly acknowledges that Holder may assign and transfer all rights and interests of Holder hereunder to an assignee to be identified by Holder, and acknowledges and agrees that,

upon execution and delivery of the assignment in relation thereto, such assignee shall hold all of the rights and interests of Holder hereunder. In the event of any such assignment, such assignee, and each successive assignee thereof, acknowledges that this Note does not by itself entitle Holder to any voting rights or other rights as an equity holder of the Company.

11. Severability. The parties hereto intend and believe that each provision in this Note comports with all applicable law. However, if any provision of this Note is found by a court of law to be in violation of any applicable law, and if such court should declare such provision of this Note to be unlawful, void or unenforceable as written, then it is the intent of Borrower that such provisions shall be given full force and effect to the fullest possible extent that it is legal, valid and enforceable, that the remainder of this Note shall be construed as if such unlawful, void or unenforceable provision were not contained therein, and that the rights, obligations and interests of Borrower and Holder under the remainder of this Note shall continue in full force and effect.

12. Headings; References. The headings of the sections of this Note are inserted for convenience only and do not constitute a part of this Note. Except where otherwise indicated, all references to Sections refer to Sections hereof.

13. Amendment. This Note shall only be amended, modified or supplemented, and provisions hereof may only be waived, following written consent of Holder and Borrower.

14. Counterparts. This Note may be executed in separate counterparts and by facsimile, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Promissory Note to be signed and to be dated the day and year first above written.

BORROWER:

BIOGEN3D CORPORATION

By: ______________________

Its: CEO

HOLDER:

Steven Morris Trust

By: ______________________

Its: Trustee

3619107/2/13771.003